TAX SHARING AND INDEMNIFICATION AGREEMENT

         This Tax Sharing and Indemnification Agreement (the "Agreement") is entered into as of ______________, 2003, among Pelican Financial, Inc., a Delaware corporation ("PFI"), The Washtenaw Group, Inc., a Michigan corporation ("TWG"), and Washtenaw Mortgage Company, a Michigan corporation ("WMC") (collectively, the "Parties").

                                    RECITALS

         WHEREAS, PFI currently owns all of the issued and outstanding common stock of TWG, $0.01 par value (the "TWG Shares");

         WHEREAS, TWG currently owns all of the issued and outstanding common stock of WMC, $1.00 par value;

         WHEREAS, the Boards of Directors of PFI and TWG have determined that it would be appropriate and desirable for PFI distribute to the holders of its common stock all of the TWG Shares by means of a pro rata distribution (the "Distribution");

         WHEREAS, on _________, 2003, the IRS issued a private letter ruling confirming that the Distribution will qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Parties wish to (a) provide for the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Federal and state tax returns and provide for certain other matters relating to taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Distribution.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 "Acquisition Tax" means any Tax imposed by reason of the application of Section 355(d) or (e) of the Code or any similar state or local Tax that would not have been imposed had the Distribution not occurred, other than such a tax resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in PFI.

         1.2 "After-tax Amount" means an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate or rates applicable to the recipient of such payment for the relevant tax periods, and reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.

         1.3      "Code" has the meaning set forth in the Recitals.

         1.4 "Combined State Tax" means, with respect to each United States state or local taxing jurisdiction, any income, franchise or similar Tax payable to such state or local taxing jurisdiction in which TWG or WMC files Returns with PFI, on a consolidated, combined or unitary basis for purposes of such Tax.

         1.5      "Distribution" has the meaning set forth in the Recitals.

         1.6 "Distribution Date" means the date on which the Distribution is effected.

         1.7 "Expenses" shall have the meaning ascribed to such term in Section 9.2.

         1.8 "Federal Tax" means any Tax imposed under the Code, including any interest, penalty or other additions to Tax imposed under Subtitle F of the Code.

         1.9 "Final Determination" means (a) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (b) the expiration of a statute of limitations or (c) the payment of or liability for Tax or any other amount where PFI determines that no action should be taken to recoup such payment or contest such liability.

         1.10     "IRS" means the Internal Revenue Service.

         1.11 "PFI Consolidated Group" means, at any time, PFI and each entity that joins with PFI, with respect to Federal Taxes, in the filing of a consolidated Federal Tax Return and with respect to Combined State Taxes, in the filing of a Combined State Tax Return.

         1.12 "PFI Installment Payment" means (a) any estimated Federal Tax installment that PFI is required to pay or (b) any payment required to be made on the due date, without extensions, of a Return that PFI is required to file under the Code, or in either case, any corresponding provision of state or local law.

         1.13 "Post-Distribution Tax Period" means (a) any tax period beginning and ending after the Distribution Date and (b) with respect to a tax period that begins on or before and ends after the Distribution Date, such portion of the tax period that commences on the day immediately after the Distribution Date.

         1.14 "Pre-Distribution Tax Period" means (a) any tax period beginning and ending before or on the Distribution Date and (b) with respect to a period that begins on or before and ends after the Distribution Date, such portion of the tax period ending on and including the Distribution Date.

         1.15 "Privilege" means any privilege or similar evidentiary rule that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges) and any accountant-client privilege.

         1.16 "Pro Forma Combined State Return" has the meaning set forth in
Section 3.3(a).

         1.17 "Pro Forma Federal Return" has the meaning set forth in Section 3.3(a).

         1.18 "Pro Forma Returns" has the meaning set forth in Section 3.3(a).

         1.19 "Restructuring Tax" shall mean any Tax imposed in connection with the Restructuring on PFI, TWG or WMC that would not have been imposed had the Restructuring not occurred.

         1.20 "Return" means any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, information returns and reports, amended returns and requests for refunds) required to be filed with any Tax Authority.

         1.21 "Ruling Documents" means (a) any request for a ruling filed with any Tax Authority together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of PFI, its subsidiaries and/or its shareholders to such Tax Authority, the appendices and exhibits thereto, and any rulings issued by a Tax Authority to PFI, TWG or WMC, in connection with the Restructuring or (b) any materials submitted to any outside counsel in connection with obtaining an opinion relating to the Tax status of the Restructuring.

         1.22 "Tax" means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Tax Authority.

         1.23 "Tax Asset" means any Tax Item that may have the effect of reducing any Tax, including, without limitation, any net operating loss, net capital loss, investment tax credit, foreign tax credit, or charitable deduction or any deductions and credits related to alternative minimum taxes.

         1.24 "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction pursuant to applicable law over the assessment, determination, collection or imposition of any Tax (including the IRS).

         1.25 "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         1.26 "Tax Proceeding" means any tax audit, dispute or proceeding (whether administrative or judicial), including a refund claim or any proceeding arising therefrom.

         1.27 "TWG Combined State Tax Liability" means, with respect to any tax period beginning on or after January 1, 2003 in any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of TWG Federal Tax Liability.

         1.28 "TWG Federal Tax Liability" means, with respect to any tax period beginning on or after January 1, 2003, the Federal Tax liability for such period, computed in accordance with the positions, elections, accounting methods, conventions, and computational methodology used by PFI in preparing the PFI Consolidated Group's Return for such period, but taking into account only the Tax Items of TWG that are included in such Return for such tax period. Such computation shall be made (a) as though the highest rate of tax specified in
Section 11(b) of the Code (or any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, and (b) by not permitting TWG any compensation deductions arising in respect of any options on PFI stock.

         1.29     "TWG Shares" has the meaning set forth in the Recitals.

         1.30 "TWG Tax Liability" means, with respect to any tax period, the sum of the TWG Combined State Tax Liability for each jurisdiction and the TWG Federal Tax Liability.

         1.31 "WMC Combined State Tax Liability" means, with respect to any tax period beginning on or after January 1, 2003 in any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of WMC Federal Tax Liability.

         1.32 "WMC Federal Tax Liability" means, with respect to any tax period beginning on or after January 1, 2003, the Federal Tax liability for such period, computed in accordance with the positions, elections, accounting methods, conventions, and computational methodology used by PFI in preparing the PFI Consolidated Group's Return for such period, but taking into account only the Tax Items of WMC that are included in such Return for such tax period. Such computation shall be made (a) as though the highest rate of tax specified in
Section 11(b) of the Code (or any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, and (b) by not permitting WMC any compensation deductions arising in respect of any options on PFI stock.

         1.33 "WMC Tax Liability" means, with respect to any tax period, the sum of the WMC Combined State Tax Liability for each jurisdiction and the WMC Federal Tax Liability.

                                   ARTICLE II
                      ADMINISTRATIVE AND COMPLIANCE MATTERS

         2.1 Pre-Distribution Tax Period; PFI Consolidated Returns. PFI will prepare, with the assistance of TWG and WMC, the consolidated Federal Tax Returns and Combined State Tax Returns of the PFI Consolidated Group for all Pre-Distribution Tax Periods. Except as provided in the next sentence with respect to such Returns, PFI shall determine the manner in which any Tax Item shall be reported, whether any extensions should be requested, and the elections that will be made by TWG or WMC. Subject to PFI's approval, TWG and WMC may decide the manner in which any Tax Item of TWG and WMC shall be reported, and the elections that will be made by each. PFI shall have the exclusive right to file, prosecute, compromise or settle any claim for refund, and determine whether any refunds to which the PFI Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the PFI Consolidated Group.

         2.2 Allocation. PFI may, at its option, elect and TWG and WMC shall, if necessary for a valid election, join PFI in electing to ratably allocate Tax Items of TWG and WMC in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If PFI exercises its option to make the election, TWG and WMC will each provide a statement stating its consent to such election as required under the regulations.

         2.3 Other TWG and WMC Returns. TWG and WMC shall each be solely responsible for the preparation and filing of all other Returns of TWG and WMC, other than Returns described in Section 2.1. TWG and WMC shall be responsible for paying to the applicable Tax Authorities all Taxes shown as due from TWG and WMC on such Returns.

         2.4 Post-Distribution Conduct of TWG and WMC. On or after the Distribution Date, neither TWG nor WMC will make or change any accounting method, change its taxable year, amend any Return or take any Tax position on any Return, take any other action, omit to take any action or enter into any transaction that may reasonably be expected to result in and does result in any increased Tax liability or reduction of any Tax Asset of the PFI Consolidated Group or PFI.

         2.5 Deductions and Certain Taxes Related to Options. To the extent permissible under applicable law, PFI shall file Returns claiming (a) the Tax deductions attributable to options to purchase stock of PFI or other PFI long-term incentive compensation held by employees and former employees of TWG and WMC, (b) any deductions for current or deferred compensation incurred or paid by PFI, and (c) any other similar compensation related Tax deductions. The Returns of PFI, TWG and WMC shall reflect the entitlement of PFI to such deductions. PFI shall prepare and file all applicable Returns and pay the related Tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law.

                                   ARTICLE III
                                   TAX SHARING

         3.1 General. For each tax period of the PFI Consolidated Group beginning on or after January 1, 2003 during which any Tax Item of TWG or WMC is includible in the consolidated Federal Tax Return of the PFI Consolidated Group, TWG or WMC, as the case may be, shall pay to PFI an amount equal to the TWG Federal Tax Liability or the WMC Federal Tax Liability. For each tax period beginning on or after January 1, 2003 during which any Tax Item of TWG or WMC is includible in a Return relating to a Combined State Tax, TWG or WMC, as the case may be, shall pay PFI an amount equal to the TWG Combined State Tax Liability or the WMC Combined State Tax Liability, as the case may be, for such tax period, each as shown on the Pro Forma Returns.

         3.2 Estimated Payments. PFI shall determine the amount of the corresponding TWG Federal Tax Liability and TWG Combined State Tax Liability, and the WMC Federal Tax Liability and WMC Combined State Tax Liability, as the case may be, in connection with any PFI Installment Payment made with respect to any Pre-Distribution Tax Period. PFI shall provide TWG and WMC with notice of such determination no later than 10 days before the date that the applicable payment by PFI is due. TWG and WMC shall, no later than 1 day prior to the due date of PFI's payment, pay to PFI the amount so determined.

         3.3      Payment of Taxes at Year-End.

                  (a) Not later than 30 days after the due date (including all extensions) for the PFI Consolidated Group's Federal Tax Return, PFI shall deliver to TWG and WMC a pro forma Federal Tax Return (a "Pro Forma Federal Return") reflecting the TWG Federal Tax Liability and the WMC Federal Tax Liability. Not later than 30 days after the due date (including all extensions) for each Combined State Tax Return, PFI shall deliver to TWG and WMC the relevant pro forma Combined State Tax Return (each a "Pro Forma Combined State Return," and together with the Pro Forma Federal Return, the "Pro Forma Returns") reflecting the relevant TWG Combined State Tax Liability and the WMC Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice. Each Pro Forma Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to Section 3.3(b).

                  (b) Not later than 10 days after the receipt of each Pro Forma Return, TWG and WMC shall pay to PFI, or PFI shall pay to TWG and WMC, as appropriate, an amount equal to the difference, if any, between (i) the TWG Federal Tax Liability and the TWG Combined State Tax Liability, and (ii) the WMC Federal Tax Liability and the WMC Combined State Tax Liability, as the case may be, reflected on such Pro Forma Return for such period and the aggregate of any payments made by TWG pursuant to Section 3.2 in respect of such period.

         3.4      Tax Adjustments.

                  (a) Except as otherwise provided in this Agreement, PFI shall be liable for any Tax increase, and shall be entitled to any refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of the PFI Consolidated Group. Except as otherwise provided in this Agreement, TWG and WMC shall be liable for any Tax increase, and shall be entitled to any Tax refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of TWG and WMC other than a Tax Return of the PFI Consolidated Group.

                  (b) If any Tax Proceeding described in Section 3.4(a) results in (i) an increase or decrease in a Tax Item of PFI, TWG or WMC for a particular tax period, and (ii) a corresponding increase or decrease in a Tax Item of the other parties for a different period (other than by way of Tax carrybacks or carryovers), the party incurring a Tax benefit shall pay to the parties incurring a Tax detriment the lesser of the amount of such benefit and the amount of such detriment. The amount of any payments made pursuant to this
Section 3.4 shall be determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local Tax. The amount of any Tax benefit or detriment shall be determined taking into account interest received from or paid to the relevant Tax Authority. Payments required under this Section 3.4(b) shall be made at the later of (i) such time or times that the Tax benefits is realized as a refund, a reduction of Tax shown on a Return, or a result of a Tax Authority offsetting the amount due, and (ii) such time or times that the Tax detriment is realized as an additional assessed amount or as an increase of Tax shown on a Return. The party incurring the Tax detriment shall have the right to review the Tax benefit utilization by the other party.

                  (c) In the event that there is a Final Determination that results in a disallowance of a deduction taken by PFI pursuant to Section 2.5, TWG and WMC shall pay to PFI an amount equal to such disallowance determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local law.

         3.5 Allocation of Tax Assets. Except to the extent applicable law or regulations expressly so require, no Tax Assets will be allocated to TWG or WMC for use in Post-Distribution Tax Periods. PFI will allocate to TWG and WMC only those portions, if any, of particular Tax Assets for use in Post-Distribution Tax Periods as applicable laws or regulations expressly require to be so allocated.

         3.6 TWG and WMC Carrybacks. Whenever permitted to do so by applicable law, TWG and WMC shall elect to relinquish any carryback period, which would include any Pre-Distribution Tax Period.

         3.7 Use of TWG and WMC Tax Assets. PFI shall have no obligation to indemnify TWG or WMC for the use by PFI of any Tax Asset thereof.

         3.8 Restructuring Taxes. Notwithstanding any other provision of this Agreement or of any other agreement among the Parties, TWG and WMC shall bear the burden of any Acquisition Tax. In addition, TWG and WMC shall bear the burden of: (a) any transfer (including sales and use, real estate transfer and property taxes), stamp, recording or similar Tax imposed on the Parties in connection with the Restructuring; and (b) any Restructuring Tax for which TWG and WMC otherwise have an obligation to indemnify PFI under a provision of this Agreement other than this Section 3.8. PFI shall bear the burden of all other Restructuring Taxes.

                                   ARTICLE IV
                          REPRESENTATIONS AND COVENANTS

         4.1      Representations.

                  (a) TWG and WMC Representations. TWG and WMC represent that the information and representations furnished in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents) are accurate and complete as of the date hereof, to the extent that such information and representations relate to TWG or WMC, or their respective businesses or activities.

                  (b) PFI Representations. PFI represents that, as of the date hereof, there is no plan or intention to take any action inconsistent with the information and representations furnished in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents).

                  (c) Representations of the Parties. The Parties represent that, as of the date hereof, they are not aware of any plan or intention by the current shareholders of PFI to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, PFI, TWG or WMC subsequent to the Distribution.

                  (d) Covenants of the Parties. TWG, WMC and PFI each covenant
(i) to use its best efforts to verify that the foregoing representations made by it in this Section 4.1 are accurate and complete as of the Distribution Date, and (ii) if, after the date hereof, it obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, to promptly inform the other party.

         4.2      TWG and WMC Covenants. TWG and WMC covenant to PFI that:
                  ---------------------

                  (a) TWG and WMC will not take any action or fail to take any action, which would cause the Distribution to fail to qualify under Section 355 of the Code or any corresponding provision of state or local law. Without limiting the foregoing, TWG and WMC covenant to PFI that:

                           (i) during the six-month period following the
                  Distribution Date, neither TWG nor WMC will liquidate, merge or consolidate with any other person;

                           (ii) during the six-month period following the
                  Distribution Date, neither TWG nor WMC will sell, exchange, distribute or otherwise dispose of assets, except in the ordinary course of business;

                           (iii) following the Distribution, TWG (through WMC)
                  will continue the active conduct of the mortgage banking business;

                           (iv) neither TWG nor WMC will take any action
                  inconsistent with the information and representations in the Ruling Documents;

                           (v) neither TWG nor WMC will repurchase stock of TWG
                  in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in Ruling Documents; and

                           (vi) neither TWG nor WMC will enter into any
                  negotiations, agreements or arrangements with respect to any of the foregoing.

                  (b) neither TWG nor WMC will take or omit to take any action that results in any Restructuring Tax being imposed on PFI in excess of the amount of such Restructuring Tax for which PFI would be liable under applicable law, based on

                           (i) any specific agreements among the Parties as to
                  the manner in which the Restructuring and any other relevant transactions are to be treated for tax purposes, and

                           (ii) to the extent not contrary to the agreements
                  described in Section 4.2(b)(i), the form of the Restructuring and any other relevant transactions as set forth in agreements among the Parties.

                  (c) neither TWG nor WMC will take any action (including stock issuances, whether pursuant to the exercise of options or otherwise, option grants, capital contributions, or redemptions) or omit to take any action which may, either alone or in combination with actions or omissions by TWG, WMC or any other party, result in the imposition of any Acquisition Tax.

                                    ARTICLE V
                                   INDEMNITIES

         5.1 TWG and WMC Indemnity. TWG and WMC will indemnify PFI against and hold it harmless from:

                  (a) any state and local Tax attributable to TWG or WMC, excluding (i) any Combined State Tax and (ii) any Restructuring Tax;

                  (b) any liability or damage (including Restructuring Taxes) resulting from a violation by TWG or WMC of (i) any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Documents), (ii) any representation, covenant or other agreement set forth in this Agreement, or (iii) any agreements or covenants among the Parties pertaining to the Tax matters;

                  (c) any Acquisition Tax;

                  (d) any Restructuring Tax allocated to TWG or WMC under this Agreement;

                  (e) any Tax increase or Tax detriment allocated to TWG or WMC under Section 3.4;

                  (f) any Tax imposed on PFI as a result of a failure by TWG or WMC to cooperate with PFI under Article 6; and

                  (g) all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in
Section 5.1(a) through (f), including those incurred in any contest relating to the imposition, assessment or assertion of any such tax, liability or damage.

         5.2 PFI Indemnity. PFI will indemnify TWG and WMC against and hold them harmless from:

                  (a) any PFI Consolidated Group Tax liability not allocable to TWG or WMC;

                  (b) any separate state or local Tax of PFI;

                  (c) any liability or damage (including Restructuring Taxes) resulting from a violation by PFI of any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Documents);

                  (d) any Tax liability resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in PFI;

                  (e) any Restructuring Tax allocated to PFI under this Agreement;

                  (f) any Tax increase or Tax detriment allocated to PFI under
Section 3(d);

                  (g) any Tax imposed on TWG or WMC (other than a Restructuring
Tax) as a result of PFI's failure to cooperate with TWG or WMC under Article 6; and

                  (h) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in Section 5.2(a) through (g) including those incurred in any contest to the imposition, assessment or assertion of any such tax, liability or damage; provided that, PFI will not be required to indemnify TWG or WMC under this Section 5.2 to the extent that any liability set forth in this Section 5.2 is described in Section 5.1.

         5.3 Discharge of Indemnity. The Parties shall discharge their respective obligations under Sections 5.1 and 5.2 herein by paying the relevant amount to the indemnified party no later than 30 days after the date of receiving notice from the other parties of a payment made, or a liability of a specified amount, based on a Final Determination.

                                   ARTICLE VI
                          COMMUNICATION AND COOPERATION

         6.1 Consult and Cooperate. TWG, WMC and PFI shall consult and cooperate fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include:

                  (a) the retention, consistent with PFI's past practice, of all information pertaining to Tax matters relating to PFI, TWG or WMC for the Pre-Distribution Tax Periods, until two years after the expiration of all applicable statutes of limitation (giving effect to any extension, waiver, or mitigation thereof), including all books, records, documentation or other information relating thereto;

                  (b) the provision, upon reasonable request, of the information described in this Section 6.1, including any necessary explanations of such information, and including access to the necessary personnel to provide such information or explanations;

                  (c) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

                  (d) the procurement of any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

         Such cooperation also shall include the matters set forth in Section
6.2.

         6.2      Provision of Tax Return Information.

                  (a) TWG and WMC shall provide PFI with all documents and information, and make available employees and officers of TWG and WMC as PFI reasonably requests to prepare any Return described in Section 2.2 or to contest any Tax Proceeding for any such Return.

                  (b) In the case of any Return for a Pre-Distribution Tax Period that is in PFI's possession and is filed after the date of this Agreement, PFI shall provide TWG and WMC access to and allow TWG and WMC to copy that portion of each such Return to the extent it relates to TWG or WMC, together with all related Tax accounting work papers, not later than 30 days after the date of filing of such Return.

                  (c) In the case of any Return in PFI's possession that was filed before the date of this Agreement, PFI shall use reasonable efforts to provide TWG and WMC access to and allow TWG and WMC to copy that portion of each such Return to the extent that it relates to TWG or WMC, together with all related Tax accounting work papers, beginning as soon as reasonably practicable after the date of this Agreement, but in no event beginning later than 15 days after the Distribution Date.

                  (d) After the date of this Agreement, PFI shall grant TWG and WMC access to employees of PFI on a mutually convenient basis during normal business hours to the extent such access may reasonably be required by TWG or WMC to prepare any Return including any Post-Distribution Tax Period Return of TWG or WMC or to contest any Tax Proceeding.

                  (e) Notwithstanding any other provision of this Agreement, PFI shall not be required to provide TWG and WMC access to or copies of (a) any information with respect to which PFI is entitled to assert the protection of any Privilege, or (b) any information as to which PFI is subject to an obligation to maintain the confidentiality of such information. PFI shall use reasonable efforts to separate any such information from any other information to which TWG or WMC are entitled to access or to which TWG or WMC are entitled to copy under this Agreement, to the extent consistent with preserving PFI's rights under this Section 6.2.

         6.3      Failure to Cooperate.

                  (a) TWG and WMC shall be liable for any Tax imposed on PFI that results from the failure by them to (i) cooperate under this Article 6 or
(ii) keep and make available to PFI the records provided by PFI to TWG or WMC.

                  (b) PFI shall be liable for any Tax imposed on TWG or WMC (other than a Restructuring Tax) as a result of the failure of PFI to cooperate under this Article 6.

         6.4 Provision of Information Relating to Material Developments. The Parties shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement. The obligations of the Parties described in the preceding sentence shall include the obligations to inform one another as set forth in Section 9.1.

                                   ARTICLE VII
                                 TAX PROCEEDINGS

         7.1 In General. Each of TWG and WMC shall have the exclusive right, in its sole discretion, to control, contest, and represent its own interests in any Tax Proceeding and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. TWG and WMC shall each consult with PFI regarding their conduct of any such Tax Proceeding the outcome of which may have an impact on the Tax liability of PFI, and shall promptly notify PFI of the commencement of such Tax Proceeding. After the Distribution Date, the Parties shall cooperate in order to transfer to such exclusive right to TWG or WMC, as the case may be.

         7.2 Notice. If after the Distribution Date PFI receives written notice of, or relating to, a Tax Proceeding from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in any Restructuring Taxes for which TWG or WMC could be responsible under this Agreement, PFI shall notify TWG and WMC in writing of such deficiency, claim or adjustment within 30 days of its receipt. If TWG or WMC receives written notice of, or relating to, a Tax Proceeding from a Tax Authority with respect to a Return described in Section 2.2, TWG or WMC shall provide a copy of such notice to PFI within 30 days of receiving such notice of such Tax Proceeding, provided that in no case shall such notice be provided later than 30 days before a response is required to be provided to the relevant Tax Authority.

         7.3 Participation Rights. If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Restructuring Taxes for which TWG or WMC could be responsible under this
Agreement:

                  (a) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment, PFI shall (i) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide TWG and WMC, as the case may be, with a draft copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment, (ii) consider, subject to applicable time constraints imposed by such Tax Authority or judicial authority, TWG's and WMC's comments on such draft copy of such correspondence or filing, and (iii) provide TWG and WMC with a final copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment.

                  (b) If TWG or WMC acknowledge in writing to PFI that, as between TWG or WMC and PFI, TWG or WMC shall be liable for an amount equal to 100% of any such Restructuring Taxes that are determined pursuant to a Final Determination, then (i) PFI shall take all actions requested by TWG or WMC to contest such deficiency, claim or adjustment, including administrative and judicial proceedings, (ii) TWG and WMC shall have the right to fully participate with respect to such deficiency, claim or adjustment and related proceedings and PFI shall accept all reasonable suggestions by TWG or WMC in connection with the management and substance of such proceedings, and (iii) in no event shall PFI settle or compromise any such deficiency, claim or adjustment without the written consent of TWG or WMC, which consent shall not be unreasonably withheld.

                                  ARTICLE VIII
                                    PAYMENTS

         8.1 Procedure for Making Payments. All payments required to be made under this Agreement shall be made in immediately available funds. Except as otherwise provided in this Agreement, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment being owed. Payments shall be deemed made when received.

         8.2 Setoff. No party shall set off any payment due to it against any payment required to be made under this Agreement by it to the other party.

         8.3 Interest on Late Payments. Any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at a rate determined under Code Section 6621(a)(2). Such interest shall be paid at the same time as the payment to which it relates. Any interest payable here that is not paid when due shall bear interest computed in the manner described in this Section 8.3.

         8.4 Character of Payments. For Tax purposes, the Parties agree to treat any payment pursuant to this Agreement as a capital contribution by PFI to TWG or WMC, or a distribution by TWG or WMC to PFI, as the case may be, made in the last tax period beginning before the Distribution and, accordingly, as not includible in the taxable income of the recipient and not deductible by the payor. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement is subject to any Tax, the party making such payment shall be liable for the After-Tax Amount with respect to such payment. A party may choose not to specify an After-Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After-Tax Amount with respect to such payment.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(d) one (1) business day after being deposited with an overnight courier service or (e) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer or President at the address of its principal executive office or such other address as a party may request by notifying the other in writing.
         9.2      Costs and Expenses.

                  (a) PFI may provide tax services to TWG or WMC for compensation approximately the same as that payable between unrelated Parties dealing at arm's length.

                  (b) Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "Expenses" shall include, without limitation, reasonable attorney's fees, accountant's fees and other related professional fees and disbursements.

         9.3 Termination and Survival. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed provided, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

         9.4 Section Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

         9.5 Entire Agreement. This Agreement, including the exhibits, appendices and other attachments hereto contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of PFI, TWG and WMC, or in the case of a waiver, by the party against whom the waiver is to be effective.

         9.6 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

         9.7 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, this Agreement or such provision or the application of such provision to such party or shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

         9.8 Governing Law and Interpretation. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to laws and principles relating to conflicts of law.

         9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         9.10 Assignments; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the Parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

         9.11 Further Assurances. The Parties hereto shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

         9.12 Authorization. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         IN WITNESS WHEREOF, the Parties have signed this Tax Sharing and Indemnification Agreement, effective as of the date first set forth above.

                                PELICAN FINANCIAL, INC.


                           By:
                                -----------------------------------------------
                                Name:
                                Title:


                           THE WASHTENAW GROUP, INC.


                           By:
                                -----------------------------------------------
                                Name:
                                Title:


                           WASHTENAW MORTGAGE COMPANY


                            By:
                              ------------------------------------------------
                              Name:
                              Title: